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                                    November 8, 2001


SHAREHOLDERS SUPPORT DEED


among


SONERA 3G HOLDING B.V.
SONERA CORPORATION

(joint and severally referred to as "the Shareholder")


and


TELEFONICA MOVILES INTERCONTINENTAL, S.A. (the "Lender")


and


GROUP 3G UMTS HOLDING GMBH (the "Borrower")


WHEREAS

1. The Borrower and the Lender are or will be parties to various loan agreements (the "Loan Agreements") entered or to be entered by [______] It is acknowledged and agreed among the Parties that, by 31st December 2006, the outstanding amount under the Loan Agreements will not be higher than EURO 2,500 Million, provided that third parties loans are provided to the Borrower (and/or its subsidiaries) and no further funding needs are required above the above referred amount.

2. The Shareholder is not obliged to participate in any funding (in addition to the payment of the UMTS License fee).
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3.       The Lender will make certain loan facilities available to the Borrower pursuant to the terms of the respective Loan Agreements ("The Facility/ies"). The terms and conditions of the Loan Agreements shall be at arm's length basis.

         The Lender and the Shareholder, subject to the terms and conditions of this Agreement, agree that (i) the Lender may convert from time to time the funds provided under the Loan Agreements into equity, applying the Fair Market Value of the Borrower as defined in section 1.3 (B) (i) below. For these purposes, the Shareholder agrees to vote in the relevant Borrower's shareholders meetings in the sense to approve such a capitalisation, waiving its pre-emptive rights regarding the proportional subscription of the new share/s issued (if any).

4. It is a condition precedent to the obligations of the Lender to make disbursements pursuant to the Loan Agreements that this Agreement is entered into by the parties.


NOW THEREFORE, in consideration of the premises and in order to induce the Lender to make the Loan, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1. LOANS CONVERSION AND SHAREHOLDERS' CHANGE OF CONTROL

1.1 The Lender may from time to time convert any or all amounts outstanding under the Loan Agreements (including principal and accrued interests) into equity, applying the Fair market Value of the Borrower as appraised by an independent expert and being reduced by the outstanding indebtedness (including Shareholders' loans - principal and accrued interests).

1.2. The Lender agrees that the conversion will be done in adequately large portions in a minimum amount of Euro 50 Million.

1.3 Within the period of the Loan Agreements, as stated in each of them, if the Borrower determines that a change of control has occurred in relation to the Shareholder, it shall notify immediately to the Lender and the affected Shareholder of such a event (the "Deficiency" and the "Deficiency Notice", respectively).

         If the Shareholder notifies the Lender its decision to exercise its put option (the "Put Option") during the period which is in accordance with the Shareholders Agreement, the Put Option price shall be determined in the
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         following manner taking the financing (including principal and accrued interests) given by the Lender (direct or indirectly), outstanding at that time, into consideration as follows:

         (i) First, the Fair Market value of the Borrower ("Enterprise Value"), as appraised by an independent valuation as described in the Shareholders Agreement, shall be reduced by the outstanding indebtedness (including shareholders' loans -- principal and accrued interests) of the Borrower, resulting into the Net Equity of the Borrower.

         (ii) The Shareholder's put option value shall be calculated by multiplying the Net Equity of the Borrower by the Shareholder's shareholding percentage at the time of exercise.

         (iii) If the Borrower's Net Equity value is below zero, the Shareholder will transfer its shareholding interest in the Borrower to the Lender at zero value with no further liabilities.

1.4 For the purposes of this Agreement, a change of control occurs when a change event takes place in respect of the Shareholder or its Ultimate Parent Company, (i) where the person acquiring control following such Change Event already holds an UMTS and/or GSM licence in Germany and will maintain such licence after the Change Event; and (ii) RegTP official and expressly informs or recommends (in written) the Borrower or the Licensee that the Shareholder should cease to be a Shareholder or a member of its Group should cease to be a member of its Group.

         For the purposes of this clause, a Change Event (as contemplated in the Shareholders' Agreement) shall occur where:

         (i) a person acquires control of the Shareholder where no person previously had control of that Shareholder; or

         (ii) the Ultimate Parent Company of the Shareholder ceases to have control of that Shareholder; or

         (iii) a person acquires control of the Ultimate Parent Company of the Shareholder; or

         (iv) a person who is not under the control of the Ultimate Parent Company of the Shareholder acquires control of that Shareholder; or

         (v) the Shareholder or the Ultimate Parent Company of the Shareholder merges with any company or other entity (other than with another


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         Borrower's shareholder or member of its Group) and, as a result of such merger, the Shareholder or Ultimate Parent Company (as the case may be) lose its control;

         in each case where the person who becomes in control, or in case of subsection (v) the other company or entity, is a direct competitor of the other Borrower's shareholder/s, the Borrower and/or any of its affiliates (the Licensee and its subsidiaries).


1.5.- The Shareholder agrees with the Lender that it shall promptly, but in any case no later than 10 days after the receipt of the Deficiency Notice, notify the Lender in writing, with a copy to the Borrower, of its election to exercise the Put Option.

1.6.- Nothing contained in herein shall restrict the Shareholder from making, at any time, whether or not a Deficiency exists or a Deficiency Notice has been issued, additional funding in accordance with what has been approved by the Advisory Board, either by way of debt or equity (or any combination thereof).


ARTICLE 2. ACTION BY THE BORROWER AND THE SHAREHOLDER

The Borrower and the Shareholder each shall take all action as may be necessary or as the Lender may reasonably request, including the exercise of its voting rights and obtaining all required authorisations, in order to comply with its obligations under this Agreement.

The Shareholder agrees not to take any action which may impair the ability of the Borrower or any member of its group, to observe and perform all its obligations under each document to which the Borrower is party.

Furthermore, the Shareholder undertakes exclusively for itself that it and its affiliates shall vote its or their shares in the Borrower, as well as any shares in the Borrower that the Shareholder or its affiliates may acquire or own in the future, in such manner and take (or cause to be taken) any and all actions and concur (or cause to be concurred) in any and all actions (corporate or otherwise) so as to achieve a prompt and effective implementation of the provisions of this Agreement.

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ARTICLE 3. NATURE OF OBLIGATIONS

The obligations of Sonera 3G Holding B.V. and Sonera Corporation (as Shareholder) under this Agreement are joint and several.


ARTICLE 4. SUBORDINATION

The Shareholder and the Borrower agree in favour of the Lender, who so accepts, that any amounts related to interest, principal and any other amounts due under this Agreement (whether on the contractual due dates, as a result of acceleration or otherwise) shall be fully paid and performed in priority, seniority and preference to any other subordinated sums.


ARTICLE 5. REPRESENTATIONS AND WARRANTIES

The Borrower and the Shareholder each hereby represent and warrant exclusively for itself that:

(a) it is a corporation or partnership duly organised and validly existing under the laws of its jurisdiction of incorporation or partnership, as the case may be, has the corporate or other power and authority, and all necessary corporate and other action has been taken, to conduct its business as presently conducted and to execute and deliver this Agreement and to perform fully and completely all its obligations and liabilities hereunder;

(b) this Agreement has been duly authorised, executed and delivered by it and constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms;

(c) as at the date of thisAgreement, the Shareholder owns, directly or indirectly, an unencumbered beneficial interest in the percentage of the Borrower's share capital corresponding to a percentage of 42,8%.


ARTICLE 6. NOTICES

Any notice, request of any other communication to be given or made under this Agreement shall be in writing and may be delivered by hand, airmail, facsimile, registered mail or established courier service to the party's address specified below or at such other address as such party notifies to the other party from time to time and will be effective

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upon receipt or, in case of delivery by hand or by established courier service, upon refusal to accept delivery.



For the Borrower:





For the Shareholder:





For the Lender:





ARTICLE 7. APPLICABLE LAW

This Agreement is governed by English law.


ARTICLE 8. DISPUTE RESOLUTION

The parties agree that any dispute arising out of or in connection with this Agreement(including any question regarding the existence, validity or termination of this Agreement) shall be referred and finally solved by arbitration under the Rules of the International Chamber of Commerce. The tribunal shall consist of a sole arbitrator agreed among the parties. If such an agreement cannot be reached within a period of five (5) days from the Lender requiring the dispute, a sole arbitrator is appointed in accordance with those Rules. The place of any such arbitration shall be London and the language shall be English. The arbitrator's resolution shall be binding for the parties.


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ARTICLE 9. MISCELLANEOUS

9.1.     Termination

         This Agreement shall be in place until the total repayment of all and any amounts due under the Loan Agreements to the Lender, in accordance with the terms and conditions of the Loan Agreements or on 31st December 2006, the earlier.

9.2.     Severability

         If a provision of this Agreement is or becomes illegal, invalid or unenforceable, that shall not affect the validity or enforceability or any other provision of this Agreement.

9.3.     Counterparts

         This Agreement may be executed in a number of counterparts, all of which taken together shall constitute one and the same instrument.

9.4.     Language

         All communications and documents required under this Agreement shall be in English.

9.5.     Default interest

Without limiting the remedies available to the Lender under this Agreement or otherwise, if the Shareholder fails to make any payment when due as specified in this Agreement, the Shareholder shall pay to the Borrower interest on the amount of such a payment due and unpaid at the rate of eight (8) per cent., and shall be payable on demand.



IN WITNESS WHEREOF, this Agreement has been executed as a deed by the parties hereto and is intended to be and is hereby delivered on the day and year first written above.